                                                                    Exhibit 3.01


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              TALARIAN CORPORATION

         FIRST:   The name of this corporation is Talarian Corporation.

         SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THIRD: This corporation is authorized to issue two classes of shares of stock designated respectively "Common Stock" ("Common Stock") and "Preferred Stock" ("Preferred Stock"), both of which shall have no par value. The number of shares of Common Stock this corporation is authorized to issue is 20,000,000, and the number of shares of Preferred Stock this corporation is authorized to issue is 8,920,970, 2,152,692 of which are designated Series A Preferred Stock, 1,422,223 of which are designated Series B Preferred Stock, 3,775,000 of which are designated Series C Preferred Stock, and 1,571,055 of which are designated Series D Preferred Stock.

         FOURTH: The rights, preferences, privileges and restrictions of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock are as follows:

         Section 1. Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

            (a) "Board" shall mean the Board of Directors of the Company.

            (b) "Company" shall mean this corporation, Talarian Corporation.

            (c) "Common Stock" shall mean the Common Stock of the Company.

            (d) "Dividend Rate" shall mean $0.05625 per share per annum for the Series A Stock, $0.081 per share per annum for the Series B Stock, $0.072 per share per annum for the Series C Stock, and $0.57286 per share per annum for the Series D Stock.

            (e) "Original Issue Date" shall mean, for the Series A Stock, the date of the first issuance of the Series A Stock; for the Series B Stock, the date of the first issuance of the Series B Stock; for the Series C Stock, the date of the first issuance of the Series C Stock; and for the Series D Stock, the date of the first issuance of the Series D Stock.

            (f) "Original Issue Price" shall mean $0.625 per share for the Series A Stock, $0.90 per share for the Series B Stock, $0.80 per share for the Series C Stock, and $6.36515 per share for the Series D Stock.

            (g) "Preferred Stock" shall mean the Series A Stock, Series B Stock, Series C Stock, and Series D Stock, together.

            (h) "Redemption Price" shall mean, for the Series A Stock, $0.625 per share, plus all accrued but unpaid dividends on each share of Series A Stock; for the Series B Stock, $0.90 per share, plus all accrued but unpaid dividends on each share of Series B Stock; for the Series C Stock, $0.80 per share, plus all accrued but unpaid dividends on each share of Series C Stock; and for the Series D Stock, $6.36515 per share, plus all accrued but unpaid dividends on each share of Series D Stock.

            (i) "Series A Stock" shall mean the Series A Preferred Stock of the Company.

            (j) "Series B Stock" shall mean the Series B Preferred Stock of the Company.

            (k) "Series C Stock" shall mean the Series C Preferred Stock of the Company.

            (l) "Series D Stock" shall mean the Series D Preferred Stock of the Company.

            (m) "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

      Section 2. Dividends

            (a) Cumulative Dividends. The holders of the outstanding Preferred Stock shall be entitled to receive in cash, out of any funds legally available therefor, cumulative dividends at the Dividend Rate, payable quarterly on the last day of the third month of each calendar quarter when and as declared by the Board of Directors. Such dividends shall accrue as to each share of Preferred Stock from the date of initial issuance by the Company of such share; provided, however, that, in the case of shares of the Company issued in exchange for shares of Talarian Corporation, a Maryland corporation, (Talarian Maryland), the date of initial issuance shall be the date of initial issuance of such shares by Talarian Maryland. Such dividends shall accrue whether or not earned, and no dividends (other than a dividend payable solely in Common Stock) or other distributions shall be made with respect to the Common Stock, and no Common Stock shall be purchased by the Company (other than purchases of Common Stock from employees or consultants of the Company) until cumulative dividends on the Preferred Stock for all past dividend periods and the then current fiscal year shall have been paid or declared and a sum sufficient for the payment thereof set apart. Payment of any dividends to the holders of Preferred Stock shall be made pro rata, on an equal priority, pari passu basis, according to their respective dividend preferences as set forth above.

            (b) Further Dividends. After all cumulative dividends on the Preferred Stock at the Dividend Rate as provided above have been paid or declared and set apart for payment in any given fiscal year of the Company, if the Board shall elect to declare additional dividends out of funds legally available therefor, such additional dividends shall be declared in equal amounts per share on all shares of Common Stock and Preferred Stock (on an as-if-converted to Common Stock basis).

            (c) Exemption for Certain Repurchases. Each holder of outstanding shares of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporation Code, to distributions made by the Company in connection with the repurchase, at the initial purchase price thereof, of shares of Common Stock issued to or held by officers, directors, employees or consultants of the Company in connection with the termination of their employment or services pursuant to agreements providing for the right of repurchase between the Company and such persons.

         Section 3.  Liquidation Rights of Preferred Stock.

            (a) Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the Original Issue Price per share plus an amount equal to all accrued and unpaid dividends thereon (the "Preference Amount"). If upon any Liquidation the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full Preference Amount, then all the assets of the Company to be distributed to shareholders shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective Preference Amount as set forth herein.

            (b) Remaining Assets. If following the distribution of the full Preference Amount to the holders of the Preferred Stock there are assets of the Company remaining to be distributed, they shall be distributed ratably to the holders of the Common Stock then outstanding.

            (c) Reorganization. A consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares before the consolidation or merger do not retain a majority of the voting power in the surviving corporation on account of such shares, or a sale of all or substantially all the assets of the Company, shall be deemed a Liquidation as used in this Section 3.

            (d) Non-Cash Consideration. If the assets to be distributed by the Company pursuant to paragraphs (a) and (b) above are other than cash or securities, the value of such consideration shall be its fair market value as determined by the Board. Any securities to be delivered pursuant to paragraphs
(a) and (b) above shall be valued as follows:


                                       2